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                                  EXHIBIT 11.1

                                 METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                   (UNAUDITED)


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
                                                            Three Months Ended June 30,      Six Months Ended June 30,
                                                               2001            2002             2001             2002

 Net loss                                                    $ (349,108)       $ (15,966)     $ (406,352)       $ (45,188)
     Preferred dividends                                         (2,557)          (6,763)         (5,033)          (4,855)
     Reorganization item-accretion of liquidation preference          -                -               -           (4,715)
                                                             ----------        ---------      ----------        ---------
 Net loss attributable to common stockholders                $ (351,665)       $ (22,729)     $ (411,385)       $ (54,758)
                                                             ==========        =========      ==========        =========

 Weighted-average shares outstanding:
       Shares outstanding, beginning of period                   89,215           89,976          89,215           89,976
       Shares issued in employee stock purchase plan                761                -             761                -
                                                             ----------        ---------      ----------        ---------
       Shares outstanding, end of period                         89,976           89,976          89,976           89,976
                                                             ----------        ---------      ----------        ---------
 Weighted-average shares outstanding                             89,976           89,976          89,976           89,976
                                                             ----------        ---------      ----------        ---------

 Loss per share attributable to common stockholders             $ (3.91)         $ (0.25)        $ (4.57)         $ (0.61)
                                                             ==========        =========      ==========        =========
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